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                                                                    EXHIBIT 99.1

                            [PULTE HOMES LETTERHEAD]

FOR IMMEDIATE RELEASE


                             RICHARD J. DUGAS NAMED
                     CHIEF OPERATING OFFICER OF PULTE HOMES

           COMPANY ANNOUNCES OTHER ORGANIZATIONAL CHANGES INTENDED TO
                DRIVE CONTINUED GROWTH AND INCREASED EFFICIENCIES

BLOOMFIELD HILLS, MICH. - MAY 15, 2002 - The Board of Directors of Pulte Homes (NYSE: PHM) today confirmed Richard J. Dugas, Jr. as the Company's new Chief Operating Officer, effective immediately.

Mr. Dugas fills a position left vacant when Mark J. O'Brien assumed the role of President and Chief Executive Officer at the end of 2001. Mr. Dugas, 37, will oversee all of Pulte's domestic homebuilding operations, which span 43 markets and 25 states. He will also provide leadership to new Area Presidents in the critical areas of: land control and entitlement, product quality, market segmentation and product line expansion (including active adult), operational best practices and the potential integration of more manufacturing-oriented processes through Pulte Home Sciences.

"Richard is an outstanding leader," said Mark J. O'Brien, President and CEO of Pulte Homes. "He brings a range of talents to the Company, from his deep understanding of field operations and knowledge of marketing to his background in process improvement and manufacturing. With the Company's established strategic growth plan, Richard will play an instrumental role in delivering and achieving the goals we have set."

Since 1994, Mr. Dugas has served in a variety of management positions at Pulte Homes. Most recently, he was Coastal Region President with responsibility for the Company's Georgia, North Carolina, South Carolina and Tennessee operations. In 2001, the Coastal Region was Pulte's largest with approximately 3,400 closings and $650 million in revenues.

Mr. Dugas has also served as City President and Market Manager for the Pulte Homes Atlanta Division and as Process Improvement Vice President in which he was responsible for driving system-wide process improvement in two major national initiatives. Prior to joining Pulte Homes, Mr. Dugas worked for PepsiCo in process improvement and plant operational efficiency and at Exxon Company USA in a variety of marketing, retail and customer service functions.

Dugas is a graduate of Louisiana State University.



                                          33 Bloomfield Hills Parkway, Suite 200
                                                Bloomfield Hills, Michigan 48304
                                                                  (248) 647-2750
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REALIGNING FOR GROWTH AND EFFICIENCY

Pulte Homes also announced that it is adjusting its field operating structure such that its domestic operations including Del Webb will now be grouped into 11 geographic areas. Local markets will now each report to one of these 11 Area Presidents, who, in turn, will report to Richard Dugas. Pulte Homes will continue to report its financial results within the five established geographic segments of Central, Midwest, Northeast, Southeast and West. The Company will not take any charges related to these organizational changes.

"The new structure better aligns the organization to support Pulte's strategy of increasing share within its established markets, while allowing greater focus on key initiatives including land control and entitlement, market segmentation, product quality and, in certain markets, the future integration of Pulte Home Sciences," said O'Brien.

The Company also announced additional steps toward maximizing the value of Del Webb. A new centralized active adult function has been established to ensure continued delivery of the community and lifestyle experience upon which Del Webb has built its unmatched market position. Other activities including land sourcing and entitlement, construction and purchasing will be fully integrated into Pulte's operations.

"By more fully integrating Del Webb, we can gain increased leverage on the overheads associated with managing our active adult operations, while supporting the expansion of the Del Webb brand into new markets. At the same time, we also realize greater efficiencies in dealing with land sellers, suppliers and contractors," said O'Brien.

"Over the past 10 years, Pulte has realized compounded growth in earnings of 22% annually, including record earnings in 2001 and the first quarter of 2002. We have initiated these changes from a position of strength and with the goal of continuing our growth and business success in the future," added O'Brien.


ABOUT PULTE HOMES
Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 43 markets across the United States, plus Argentina, Puerto Rico and Mexico, where it is the fifth-largest builder. Through its Del Webb (www.delwebb.com) operations, the Company is also the nation's leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 300,000 homes and has been named 2002 Builder of the Year. Pulte Mortgage Corporation is a nationwide lender committed to meeting the financing needs of Pulte Homes' customers by offering a wide variety of loan products and superior customer service.
/Web site:  http://www.pulte.com/


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